Exhibit 10.3

For Bank Use Only

Reviewed by

Due NOVEMBER 30, 2005

Customer#      0013601024            Loan#

AMENDMENT TO LOAN AGREEMENT AND NOTE

This amendment (the “Amendment7, dated as of the date specified below, is by and between the borrower (the “Borrower) and the bank (the “Banks identified below.

RECITALS

A. The Borrower and the Bank have executed a Loan Agreement (the “Agreements dated DECEMBER 2, 2004 and the Borrower has executed a Note (the “Note”), dated DECEMBER 2, 2004, either or both which may have been amended and replaced from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the original amount of $          750, 000.00         , as may be amended from time to time.

B. The Borrower has requested that the Bank permit certain modifications to the Agreement and Note as described below. C. The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment. TERMS OF AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Borrower and the Bank agree as follows:

•  Change in Maturity Date. If checked here, any references in the Agreement or Note to the maturity date or date of final payment are hereby deleted and replaced with “ _______________________________

© Change in Maximum Loan Amount. If checked here, all references in the Agreement and in the Note (whether or not numerically) to the maximum loan amount are hereby deleted and replaced with “$ 500, 000.00 , which evidences an additional $ N/A  available to be advanced subject to the terms and conditions of the Agreement and Note.-

• Temporary Increase in Maximum Loan Amount. If checked here, notwithstanding the maximum principal amount that may be borrowed from time to time under the Agreement and Note, the maximum principal amount that may be borrowed thereunder shall increase from $ ___________________ to $ ___________________ effective ___________________ through ___________________ annually.  On ___________________ through ___________________ annually, the maximum principal amount that may be borrowed thereunder shall revert to $ ___________________ and any loans outstanding in excess of that amount will be immediately due and payable without further demand by the Bank.

•Change in Multiple Advance Termination Date. If checked here, all references in the Agreement and in the Note to the termination date for multiple advances are hereby deleted and replaced with “                 ”

          Change in Financial Covenant(s).

         (i) If checked here, all references to “$ ________” in the Agreement as the minimum Net Working Capital amount are hereby deleted and replaced with “$_______” for the period beginning________ and thereafter.

         (ii) If checked here, all references to “$________” in the Agreement as the minimum Tangible Net Worth amount are hereby deleted and replaced with “$_______ for the period beginning __________ and thereafter.

         (iii) If checked here, all references to “___________________” in the Agreement as the maximum Debt to Worth Ratio are hereby deleted and replaced with “___________________ for the period beginning _________and thereafter.

         (iv) If checked here, all references to “___________________” in the Agreement as the minimum Current Ratio are hereby deleted and replaced with “___________________” for the period beginning and thereafter.

         (v) If checked here, all references to ___________________ in the Agreement as the maximum Capital Expenditures amount are hereby deleted and replaced with “$ ___________________” for the period beginning and thereafter.

         (vi) If checked here, all references to “___________________” in the Agreement as the minimum Cash Flow Coverage Ratio are hereby deleted and replaced with “___________________” for the period beginning and thereafter.

         (vii)  If checked here, all references to in the Agreement as the maximum Officers, Directors, Partners, and Management Salaries and Other Compensation amount are hereby deleted and replaced with for the period beginning and thereafter.

         Change in Payment Schedule. If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:

         Change in Late Payment Fee. If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of ___________________ % of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder.

          Change in Closing Fee. If checked here and subject to applicable law, the Borrower will pay the Bank a closing fee of $ _______ (apart from any prior closing fee) contemporaneously with the execution of this Amendment. This fee is in addition to all other fees, expenses and other amounts due hereunder.

          Change in Borrowing Base. If checked here, the Borrowing Base is hereby changed to an amount equal to the sum of (i) _________% of the face amount of Eligible Accounts, and (ii) the lesser of $ _______ or________% of the Borrower’s cost of Eligible Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of Eligible Inventory less (iii) the current outstanding loan balance on note(s) in the original amount(s) of $______, and less (iv) undrawn amounts of outstanding letters of credit issued by Bank or any affiliate thereof. The Borrower will provide the Bank with information regarding the Borrowing Base in such form and at such times as the Bank may request. The terms used in this section will have the meanings set forth in a supplement entitled “Financial Definitions,” a copy of which the Borrower acknowledges having received with this Amendment, which is incorporated herein by reference and which replaces any prior Financial Definitions supplement.

          Change in Paid-In-Full Period. If checked here, all revolving loans under the Agreement and the Note must be paid in full for a period of at least _________ consecutive days during each fiscal year. Any previous Paid-in-Full provision is hereby replaced with this provision. Default Interest Rate. Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.

          Effectiveness of Prior Documents. Except as specifically amended hereby, the Agreement, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Agreement and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.

          Preconditions to Effectiveness. This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.

          No Waiver of Defaults; Warranties. This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.
Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when taken together shall constitute one document.

          Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.

          Transferable Record. The agreement and note, as amended, is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, the holder of the agreement and note, as amended, may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the agreement and note, as amended, that is an authoritative copy as defined in such law. The holder of the agreement and note, as amended, may store the authoritative copy of such agreement and note, as amended, in its electronic form and then destroy the paper original as part of the holder’s normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

          Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.

[SIGNATURE(S) ON NEXT PAGE]

Dated as of: JUNE 27, 2005 (Individual Borrower)

Borrower Name (Organization)

ITEX CORPORATION
a Nevada corporation

By:	/s/ STEVEN WHITE

Name and Title STEVEN M. WHITE, CHAIRMAN OF THE BOARD

Borrower Address: 3625 132ND AVENUE SE. SUITE 200, BELLEVUE. WA 98006

Borrower Telephone No 425-463-4001

Name and Title:

Agreed to:

U.S. BANK N.A.

By:	/s/ TIMOTHY FLYNN.

Name and Title: VICE PRESIDENT

FOR ADDITIONAL TERMS, SEE ATTACHED ADDENDUM

ADDENDUM TO REVOLVING CREDIT AGREEMENT AND NOTE

This Addendum is made part of the Revolving Credit Agreement and Note (the “Agreement”) made and entered into by and between the undersigned borrower (the “Borrower”) and the undersigned bank (the “Bank”) as of the date identified below. The warranties, covenants and other terms described below are hereby added to the Agreement.

Amendments to Financial Information and Reporting Requirements. Financial information and reporting requirements set forth in the Agreement are modified, added, deleted or restated as more specifically set forth below. Financial information and reporting requirements which are not modified, restated or deleted below shall remain in full force and effect. Financial terms used in the Amendment which are not specifically defined in the Amendment shall have the meanings ascribed to them under generally accepted accounting principles. For any Borrower or Guarantor who does not have a separate fiscal year end for tax reporting purposes, the fiscal year will be deemed to be the calendar year.

Modification of Borrower Financial Information and Reporting. All Borrower financial information and reporting requirements, whether set forth below, or in the Agreement, will be provided by Borrower, in form and content acceptable to Bank, pertaining to Borrower.

Additional or Modified Financial Information and Reporting Requirements. The following financial information and reporting requirements are hereby added or restated:

Interim Financial Statements: Not later than 30 days after the end of each calendar month, interim financial statements, prepared by Borrower.

Deletion of Financial Covenants. The following financial covenants are hereby deleted from the Agreement, as previously amended: 1) Current Ratio, 2) Tangible Net Worth.

Amendments to Financial Covenants. Financial covenants set forth in the Agreement are modified, added, deleted or restated as more specifically set forth below. Financial covenants which are not modified, restated or deleted below shall remain in full force and effect. Financial terms used in the Amendment which are not specifically defined in the Amendment shall have the meanings ascribed to them under generally accepted accounting principles. For any Borrower or Guarantor who does not have a separate fiscal year end for tax reporting purposes,, the fiscal year will be deemed to be the calendar year.

Modification of Borrower Financial Covenants. All Borrower financial covenants, whether set forth below or in the Agreement, will be maintained by Borrower (for purposes of all existing, new and amended financial covenants, the “Subject Party”).

Additional or Modified Financial Covenants. The following covenants are hereby added or restated: Debt to Tangible Net Worth Ratio as of the end of each fiscal quarter of not more than 2.00 to 1.

“Debt to Tangible Net Worth Ratio” shall mean the relationship, expressed as a numerical ratio, between: (i) the total of all liabilities of the Subject Party which would appear on a balance sheet of the Subject Party in accordance with generally accepted accounting principles; and (ii) Tangible Net Worth.

“Tangible Net Worth” shall mean the total of all assets properly appearing on the balance sheet of the Subject Party in accordance with generally accepted accounting principles, less the sum of the following:

(i)

the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles,-including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

(ii)	any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the Agreement;

(iii)

all reserves which have not already been deducted in calculating total assets on the Subject Party’s balance  sheet, including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

(iv)	the amount, if any, at which any shares of stock of the Subject Party appear on the asset side of such balance sheet;

(v)	all liabilities of the Subject Party shown on such balance sheet;

(vi)	all investments in foreign affiliates and non-consolidated domestic affiliates; and

(vii)	all accounts or notes due to the Subject Party from any shareholder, director, officer, employee or affiliate of the Subject Party or from any relative of such party.

Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the four (4) fiscal quarters then ended of at least 1.25 to 1.00.

“Fixed Charge Coverage Ratio” shall mean (a) EBITDAR minus cash taxes, cash dividends and Maintenance Capital Expenditures divided by (b) the sum of all required principal payments (on short and long term debt and capital leases), interest and rental or lease expense.

“EBITDAR” shall mean net income, plus interest expense, plus income tax expense, plus depreciation expense plus amortization expense plus rent or lease expense.

“Maintenance Capital Expenditures” shall mean 50% of the Subject Party’s depreciation expense for the period specified.

“Capital Expenditures” shall mean the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the books of the Subject Party under generally accepted accounting principles. The term “Capital Expenditures” will not include expenditures or charges for the usual and customary maintenance, repair and retooling of any fixed asset or the acquisition of new tooling in the ordinary course of business.

Financial Information and Reporting. Financial terms used herein which are not specifically defined herein shall have the meanings ascribed to them under generally accepted accounting principles. For any Guarantor who does not have a separate fiscal year end for tax reporting purposes, the fiscal year will be deemed to be the calendar year. Guarantor warrants that all financial information previously provided to Bank or provided to Bank in the future is or will be complete and accurate and prepared in accordance with generally accepted accounting principles and that no material adverse change has occurred in Guarantor’s financial condition since such information was provided to Bank. Guarantor covenants and agrees that while the Agreement is in effect, Guarantor shall provide to Bank from time to time upon request any information regarding Guarantor’s financial condition which Bank reasonably requests; and without request, Guarantor will provide to Bank the following financial information, in form and content acceptable to Bank:

Annual Financial Statements:  Not later than 120 days after the end of each fiscal year, annual personal financial statements, prepared by Guarantor.

Tax Returns: Not later than 30 days after the deadline (or extended deadline if Guarantor provides evidence to Bank of such extension) for filing such returns, copies of filed federal tax returns, and state returns if applicable, including all supporting schedules.

Dated as of JUNE 27, 2005

(Individual)	(Non-Individual)

ITEX CORPORATION

Borrower Name

	By:	/s/ STEVEN WHITE

Chairman of the Board
Borrower Name

Agreed to:
U.S. BANK N.A.

By:	/s/ TIMOTHY FLYNN

Vice President